                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

--------------------------------------------------------------------------------

FILED BY THE REGISTRANT: [X]     FILED BY A PARTY OTHER THAN THE REGISTRANT: [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              EVERGREEN SOLAR, INC.
                (Name of Registrant as Specified in Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement no.:

      (3)   Filing Party:

      (4)   Date Filed:

The following press release was issued by Evergreen Solar, Inc. on March 24, 2003.




PRESS RELEASE

Contact:
Evergreen Solar, Inc.                          Investors/Media:
Richard G. Chleboski                           The Ruth Group
Chief Financial Officer                        Stephanie Carrington
508-357-2221 x708                              646-536-7017
investors@evergreensolar.com                   scarrington@theruthgroup.com


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    EVERGREEN SOLAR SIGNS AGREEMENT FOR $29 MILLION PRIVATE EQUITY FINANCING

Marlboro, Massachusetts, March 24, 2003 - Evergreen Solar, Inc. (Nasdaq: ESLR), a developer, marketer, and manufacturer of photovoltaic (solar power) products for the worldwide market, announced today that it has executed a definitive Purchase Agreement for a private placement equity financing of $29.475 million of Series A Convertible Preferred Stock and a warrant.

The purchase price of the Series A Preferred will equal 85% of the average closing trading price of Evergreen Solar Common Stock on the Nasdaq National Market for the 60 consecutive trading days ending two trading days before closing, subject to a floor of $0.68 and a ceiling of $1.12 per share. The number of new shares to be issued will be between 26.2 million and 43.2 million, depending on the final purchase price.

The Company intends to use the net proceeds of approximately $28.3 million to substantially expand its manufacturing capacity, to strengthen its sales initiatives, and to support its research and development activities. The manufacturing improvements will include the installation and start-up of the second production line over the next 24-month period.

The Purchase Agreement specifies that the Series A Preferred will be purchased by a syndicate of institutional investors and one strategic investor. The institutional investors include funds managed by new investors in Evergreen Solar (Perseus, LLC (lead investor), RockPort Capital Partners, CDP Capital - Technology Ventures, the Massachusetts Renewable Energy Trust, and Impax Asset Management); original venture capital investors in the Company prior to its November 2000 initial public offering (Nth

Power, LLC, Arete Corporation, SAM Private Equity, Zero Stage Capital, and Rockefeller & Co.); and other institutional investors (Merrill Lynch Investment Management, Credit Suisse Asset Management, and SAM Smart Energy). In addition, Beacon Power Corporation (Nasdaq:BCON), a developer of flywheel energy storage systems, will invest $1 million in the Series A Preferred on the same terms as the institutional investors. Beacon will also purchase a three-year warrant exercisable for 2,400,000 shares of common stock. The warrant has a purchase price of $100,000 and a cash exercise price of between $2.93 and $3.37 per share, depending on the final price of the Series A Preferred.

Representatives of four of the investors will be appointed to Evergreen Solar's Board of Directors: Philip Deutch, Managing Director of Perseus, LLC; Tim Woodward, Managing Director of Nth Power, LLC; Luc Charron, Senior Partner at CDP Capital - Technology Ventures; and Charles McDermott, Partner at RockPort Capital Partners. Robert W. Shaw, Jr., President of Arete Corporation, will be reappointed as Chairman of the Board.

Mark A. Farber, President and Chief Executive Officer of Evergreen Solar, said, "We are very pleased to execute this significant financing in today's challenging financial climate. This financing is essential to our manufacturing expansion, which we expect to significantly increase our capacity and decrease our manufacturing costs."

Philip J. Deutch, Managing Director of Perseus, LLC, remarked, "Perseus is pleased to have led what we believe to be the largest private equity financing in the energy technology space in the last year. The quality and depth of the investor syndicate is a testament to Evergreen Solar's financial potential and its focus and discipline on creating value for its investors."

Tim Woodward, Managing Director of Nth Power, LLC, said, "Evergreen has demonstrated its ability to increase its sales and decrease its manufacturing costs. We view it as one of the most exciting companies in the solar sector with the financial resources to execute its plan."

David Prend, Partner at RockPort Capital Partners, said, "Evergreen Solar is a leading innovator in crystalline silicon technologies with its proven String Ribbon process for crystal growth. Evergreen is now poised to position itself as a leading supplier in the growing solar industry."

The Series A Preferred will be senior to the Company's Common Stock and will have a 10% per annum quarterly compounding dividend payable in cash or in kind, at the election of the Company. The Certificate of Designations for the Series A Preferred contains additional terms and conditions applicable to the Series A Preferred. Investors have the right to convert the Series A Preferred Stock into Evergreen's Common Stock at any time. The Company may require the conversion of the Series A Preferred Stock into Common Stock at any time after the second anniversary of the closing date, if the Common Stock has traded at a 180-day trailing average market price of at least $7.50 per share.

The number of outstanding shares of the capital stock of the Company is approximately 11.4 million shares, prior to any issuance or conversion of the Series A Preferred. Immediately after the closing of this financing, assuming the conversion of all of the Series A Preferred, the Company would have between
37.6 and 54.6 million shares outstanding, with the Series A Investors holding between 70% and 79% of the then outstanding shares, depending on the final purchase price of the Series A Preferred and excluding the exercise of the Beacon warrant or outstanding options.

The closing of the financing is subject to shareholder approval and other closing conditions. Evergreen Solar intends to file a preliminary proxy statement with the SEC as soon as practicable and to schedule its annual meeting at which shareholders will vote on the transaction. In connection with the execution and delivery of the definitive Purchase Agreement, certain shareholders of the Company who collectively hold approximately 22% of the Company's outstanding Common Stock, including members of senior management, two of the Company's directors, and two of the investors, have agreed to vote their shares of Evergreen Solar Common Stock in favor of the proposed transaction.

Revolution Partners, LLC advised Evergreen Solar with respect to the financial aspects of the financing.

The Series A Preferred has not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company expects to file a resale registration statement covering the Series A Preferred Shares within thirty (30) days after the closing of the financing. This news release is not an offer to sell or the solicitation of an offer to buy the shares of Series A Preferred or any other securities of the Company.

The Company will hold a conference call to discuss its private equity financing on March 24, 2003, at 11:00 AM ET. A live webcast of the conference call will be available online at www.evergreensolar.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at www.real.com. Those without web access may access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (877) 356-5651 for domestic callers, and (706) 679-3658 for international callers. The reservation number for both is 9335745.

In addition, a replay of the call will be available from March 24 through April 7, 2003. The replay dial-in numbers are (800) 642-1687 for domestic callers, and
(706) 645-9291 for international callers. Please use reservation code to 9335745. The webcast of the call will remain available on Evergreen Solar's web site, www.evergreensolar.com, through April 21, 2003.

ABOUT EVERGREEN SOLAR, INC.

Evergreen Solar, Inc. (www.evergreensolar.com) develops, manufactures, and markets solar power products utilizing the Company's proprietary and patented solar power technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include wireless power for remote homes, water pumping, lighting, and rural electrification, as well as complete power systems for electric utility customers choosing to generate their own environmentally benign green power.

Evergreen Solar(R) is a registered trademark and String Ribbon(TM) is a trademark of Evergreen Solar, Inc.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company cautions you that any statements contained in this press release which are not strictly historical statements constitute forward-looking statements. Such statements include, but are not limited to, statements reflecting management's expectations regarding the timing, cost, and success of the Company's current and future manufacturing scale-up and production; future financial performance; the Company's technology and product development, cost, and performance; and the timing and success of the financing. These statements may be identified with such words as "we expect", "we believe", "we anticipate", or similar indications of future expectations. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the closing of the financing is subject to shareholder approval and other closing conditions, and the Company cannot guarantee that the financing will be consummated in a timely manner, if at all, which would have a material adverse effect on the Company's business and results of operations; the Company's business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company's products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the Company sells via a small number of reseller partners, and the Company's relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company's business, the partner's business, competitive factors, solar power market conditions, or financial market conditions; and the market for products such as the Company's solar power products is heavily influenced by federal, state, local, and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control. In addition to the foregoing factors, the other economic, competitive, governmental, technological, and other risk factors identified in the Company's filings with the Securities and Exchange Commission - including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 14, 2002 (copies of which may be obtained at the SEC's web site at: http://www.sec.gov) - could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following is a transcript of a conference call held by Evergreen Solar, Inc. on March 24, 2003.

STEPHANIE CARRINGTON:

Welcome to Evergreen Solar's conference call regarding a Definitive Agreement for a PIPE financing announced this morning. If you would like a copy of this press release, please call Theresa Kelleher at 646-536-7010, and she will fax or email a copy of the release to you. Alternatively, you can find the release on the Company's website at www.evergreensolar.com.

With us today from management are:

         Mark Farber, President and CEO; and

         Richard Chleboski, Vice President and CFO

The Company's remarks today will include forward-looking statements, including but not limited to statements regarding the Company's PIPE financing, current and future business strategy, objectives, technology, products, markets, manufacturing, financing, operating and financial performance, and strategic relationships. These statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including those risks and uncertainties identified in the Company's press release issued earlier today, and in the Company's filings with the Securities and Exchange Commission, including its most recent 2001 filing on Form 10-K. The Company disclaims any obligation to update or supplement these statements in the event of changing circumstances or otherwise.

I would now like to turn the call over to Mark Farber, President and CEO.

MARK FARBER:

Thank you, Stephanie.

This morning, we are pleased to announce the signing of a Definitive Agreement for a $29.5 million PIPE financing with a syndicate led by Perseus LLC. On this conference call, we'll describe the use of proceeds, an overview of the transaction, and the timeline and process to closing.

This financing is a critical event for Evergreen Solar. We used our IPO proceeds from November 2000 to get the Company from R&D-focused pilot production with less than $0.5M/year of product sales to a fully commercial manufacturing line with over $5M of product sales last year - a ten-fold increase over two years. But our first manufacturing line is relatively small - we were only about a 0.5% global market share last year - and therefore today, our manufacturing costs are not yet competitive with industry leaders. We expect that this financing will allow us to complete our second manufacturing line, which will give us the capability to increase product revenues at least five-fold from 2002 levels, and to achieve positive gross margins, substantially reduce operating losses, and perhaps get all the way to profitability.

For the past year, we have been proceeding with our plans to build that second production line. In the spring of 2002, we initiated the design and procurement of parts of Line 2. In our most recent earnings conference call on March 5, we announced two technology improvements that we expect to incorporate into Line 2: double-ribbon growth in wafer production, and automation and process improvements in cell and module production. We explained that these technology improvements are projected to support between 10 and 14 MW of capacity for the two lines combined, substantially more than the 6-7 MW originally envisioned for the Marlboro plant.

I'm very pleased with the progress of Line 2 technology. So far, five of our current 60 String Ribbon furnaces have been retrofit for double ribbon, and they've been running 24/7 since the beginning of March. With this financing, we plan to retrofit all 60 single-ribbon furnaces to double-ribbon and to procure 60 new double-ribbon furnaces, collectively roughly quadrupling capacity from where we are today. Downstream, the solar cell metallization portion of Line 2 is also now running every weekday, and we've set some new conversion efficiency records with batches over 13%.

For the past year, we've also described that we had enough funds to begin building Line 2 but we'd need additional financing in order to complete Line 2. We currently anticipate additional capital expenditures to complete Line 2 in the range of $15-18 million, depending on the ultimate size of the expansion. As of the end of February 2003, we had cash and cash equivalents of $7.1M, so clearly this financing is needed to finish the expansion as well as cover ongoing operating requirements.

We believe that this financing provides an enormous opportunity to grow our company. The second production line is planned for enough capacity to take us from $5M of product sales last year to approximately $30M at full capacity. Instead of getting to just slightly positive gross margins with the second line
- which was our expectation when we started up the Marlboro factory - we now project doing better than that. It's still too early to say whether we can get all the way to profitability with the proceeds of this financing, but we expect good progress, particularly with the two technical improvements I mentioned earlier.

Clearly, the completion of this financing has been one of the most critical tasks for our Company over the past year. I am therefore very pleased to announce the signing of the Definitive Agreement.

Let me turn it over to Richard Chleboski, our CFO, who will outline the key terms of the agreement.

RICHARD CHLEBOSKI:

Thank you, Mark.

Here are the key terms of this financing, although let me stress that the deal documents contain the only definitive descriptions of these terms, and these documents will be filed with the SEC in the next several days.

- We expect to raise $29.475 million from a syndicate of 14 investors in North America and Europe. This is expected to provide approximately $28.3 million of proceeds to the Company net of financing expenses.

- The pricing will be determined at closing - after shareholder approval - based on the following formula: we'll price at 85% of the average closing price for the 60-trading days ending two trading days before closing, subject to a floor price of $0.68 per share and a ceiling of $1.12.

- The securities to be issued are a Series A Preferred stock, initially convertible one-for-one to Common Stock at the investor's election, without lockup, or at the Company's election, after two years, if our Common Stock price achieves a 180-day average trailing market price of $7.50. Within 30 days after the closing, we are obligated to file a registration statement to register the underlying Common Stock for resale into the public markets.

- There are no standard warrants, although I'll mention a strategic warrant in a moment, but there are accruing dividends of 10% per year, compounding quarterly, payable at the Company's choice in either cash or stock.

- As part of the $29.5M, we'll receive an investment of $1M from Beacon Power, a developer of flywheel energy storage systems. Beacon also will purchase a warrant to acquire 2.4M additional shares of Evergreen Common Stock at a price that is $2.25 per share above the closing price of the offering. The warrant has a term of three years, must be exercised in whole and not in part, and must be exercised on a cash basis. The purchase price of the warrant is $100,000, and its execution would provide gross proceeds to the Company of approximately $7-8 million.

- The investor group will designate four new members to our 8-member Board of Directors, and their names and affiliations are specified in the press release. At the closing of the transaction, two current directors - Mason Willrich and myself - will step down from the Board.

- The PIPE transaction also includes other preferences with respect to the Series A Preferred Stock, including a standard liquidation preference, antidilution rights, voting rights and supermajority voting provisions, registration rights, and preemptive rights for certain financings.

If this transaction closes at the high end of the pricing range, at $1.12, we'll issue approximately 26.2 million shares, relative to 11.4 million outstanding today. If we close at the low end of the range, at $0.68, we'll issue approximately 43.2 million shares.

With that, I will turn it back over to Mark.

MARK FARBER:

Thank you, Rich.

As you might imagine in this financing environment, this was a tough transaction to assemble. We've been working on it for almost a year. We expect to close the transaction on the following timeline. As this transaction requires shareholder approval, we expect to file our preliminary proxy statement with the SEC within the next week and plan to complete our shareholder vote by the end of May. Presuming shareholder approval, the transaction would close shortly thereafter.

This financing puts us on track to meet expectations that we outlined for you on our March 5 earnings conference call. As a reminder, we said that we project product revenues between $6 and $9M for 2003 and research contract revenue of approximately $1.25 - $1.5M. We project gradually improving gross margins: from about - 99% at the end of 2002 to about - 60% by year end 2003. That progress is relatively modest because the second line won't really kick in until the end of 2003 or the beginning of 2004. It is still too early to provide visibility into 2004.

As we also explained on our March 5 call, in the event we are unable to close this financing, we will not be able to continue implementing our planned build-out of Line 2, and our remaining capital will not be sufficient to support our current manufacturing business model. In that event, we would need to consider radically different paths that would likely entail fundamental changes to our business model and prospects.

Turning back to the financing, we're particularly excited by the group of private equity and public equity investors that we've assembled. Virtually all of these investors have a strong emphasis on energy. 29% of the funds will come from non-US investors in Canada, UK, and Switzerland. We're gratified that 47% of the funds are coming from prior investors - either from Evergreen's private equity rounds or from the IPO, while over half come from new investors, including our lead, Perseus.

In addition to some of the investors called out in the press release, I'd like to give particular thanks to the Massachusetts Renewable Energy Trust, which is investing $2.5M in our business. They're doing a great job of investing in renewable energy market growth as well as economic development in our Commonwealth of Massachusetts. We expect to add approximately 100 new employees over the next two years to our current 130 as we complete this expansion, and their investment and market support is critical to making this happen.

In summary, we're excited about taking Evergreen Solar to its next stage of commercial development. Since our inception in 1994, we've shipped over 30,000 panels around the world to both on-grid and off-grid customers. Our first production line is working, and our second line is beginning to take shape. Our global market grew over 30% for each of the past 4 years, and our own product sales have increased over ten-fold over the past two years. The world needs and wants solar energy, and we're ready for the challenge of becoming a major supplier to this growth market.

Operator, we are now ready to take questions.

OPERATOR:

At this time I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Sanjay Shrestha of First Albany.

SANJAY SHRESTHA:

Great.  Thanks a lot.  Finally we got the financing down, right guys.

MARK FARBER:

Well, not quite done yet Sanjay, we're still...

SANJAY SHRESTHA:

Still getting it done. I just had a quick question here in terms of after you have this cash inflow after a successful closing of this financing can you give us a sense in terms of where your cash balance will be by the end of '04, by the end of '04. And how far would this, you know, recent upon successful closing, this recent addition in your cash balance would take you?

RICHARD CHLEBOSKI:

Sure. Why don't I take that Sanjay? We expect that to the first order we expect this financing will give us sufficient resources to complete line two and give enough running room to demonstrate what we can accomplish with line two.

Concerning cash balance at the end of 2003, from our prior guidance I think we've said that we have expect an operating loss in the range of 15 to $16 million, capital expenditures of 15 to $18 million of which I would estimate probably about two-thirds of that will come in 2003.

SANJAY SHRESTHA:

Yes.

RICHARD CHLEBOSKI:

So from those two pieces you can get an idea of our cash out in 2003, add our balance at the end of 2003 plus the proceeds, the net proceeds from this financing and you'll come up with a pretty accurate estimate of where we expect to be in cash at the end of 2003.

I think it's a little early for us to project cash balance at the end of 2004 or really give too much detailed guidance for 2004 other than to say that again we expect these proceeds will be sufficient to acquire the capital for line two and give us enough running room to really demonstrate what it can accomplish.

SANJAY SHRESTHA:

So given this, given this recent dynamic share you do expect all of the, so now all the equipment obviously will be coming in for line two. What do you expect your line two to be by the end of 2003? Can you talk a little bit more about that?

RICHARD CHLEBOSKI:

Sure. In general as we've said in the past it takes about a year to acquire the equipment and get it installed and then another year to ramp it up to capacity. We have already started this program for some of the equipment but you're probably still looking at pretty close to that time frame, so at the end of 2003 before we really start to see the balance of the equipment arrive on the floor and then the balance of 2004 to ramp it up.

SANJAY SHRESTHA:

Okay.  Fair enough.  Great.  Thanks a lot guys.

RICHARD CHLEBOSKI:

Sure.

OPERATOR:

At this time again I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Mr. Farber there are no questions at this time. I will turn the call back over to you.

MARK FARBER:

Thank you operator. So to all of you who for so many months had asked persistently about the progress of this financing, thanks for your patient support of Evergreen. I'm pleased to be able to make this announcement.

We look forward to completing the transaction and building an exciting company. And thanks for joining us today. Operator, I'm sorry, back to you.

OPERATOR:

Thank you sir. This concludes today's Evergreen Solar conference call. You may now disconnect.


Additional Information

In connection with the private placement, Evergreen plans to file a proxy statement and other relevant documents with the Securities and Exchange Commission ("SEC") relating to a solicitation of proxies from its stockholders in connection with the annual meeting of stockholders. STOCKHOLDERS OF EVERGREEN ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Investor Relations, Evergreen Solar, Inc., 259 Cedar Hill Street, Marlboro, MA 01752 (Telephone: (508) 357-2221). Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Evergreen, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Evergreen with the SEC.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, statements contained in this release may constitute "forward looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risk that the private placement may not be consummated in a timely manner, if at all, and other risks concerning Evergreen and its operations that are detailed in Evergreen's periodic filings with the SEC, copies of which may be accessed through the SEC's web site at www.sec.gov.